Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 3rd Quarter 2013

October 17, 2013   //  10:00 am (CT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Michael J. Stone — President and Chief Operating Officer (RLI Insurance Company)

Aaron H. Jacoby — Vice President, Corporate Development

Thomas L. Brown — Vice President and Chief Financial Officer

Other Participants

Name	Affiliation

Randy Binner	FBR Capital Markets
Adam Klauber	William Blair & Company, L.L.C.
Meyer Shields	Keefe, Bruyette & Woods
Ken Billingsley	Compass Point Research & Trading LLC

RLI CORP.

Moderator: Aaron Jacoby

October 17, 2013

10:00 a.m. (CT)

Operator:  Good morning, and welcome, ladies and gentlemen, to the RLI Corp. Third Quarter Earnings Conference. At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentation. Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain risk factors, which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings, including in the Annual Form 10-K, which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing third quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI’s management believes that this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company’s website at www.rlicorp.com.

I will now turn the conference over to RLI’s Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron H. Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings call for the third quarter of 2013. Joining me on today’s call are Jon Michael, Chairman and CEO; Mike Stone, President and Chief Operating Officer; and Tom Brown, Vice President and Chief Financial Officer. I’m going to turn the call over to Tom first to get some brief opening comments on the quarter’s financial results. Then, Mike will talk about our operations and market conditions. Next we’ll open the call to questions, and Jon will finish up with some closing comments. Tom?

Tom Brown:  Thanks, Aaron, and good morning, everyone. We are pleased to announce that the trend of solid quarterly results continued through the current quarter. Starting with profitability, the combined ratio for the quarter was a very strong 80.5. Included in this result is $20 million of favorable development positively impacting the combined ratio by 12 points. Our casualty segment was the biggest driver with the benefit coming from more recent accident years, 2007 through 2012. So three quarters of the way through the year the combined ratio stands at a very attractive 83.3. Focusing our attention on premium growth, gross premium was up 3% over last year. Growth in net written premiums, which was up 7% in the quarter, continues to benefit from our decision at the beginning of the year to buy less reinsurance as we keep more of our attractively priced casualty business.

Turning our attention to our three segments, first Casualty continues to lead the way with top line growth of 16%, driven by new product initiatives as well as certain products achieving both rate and exposure growth. The impact of both increased prices, as well as improved loss experience, led to a decrease in our Casualty booking ratio. Combined with the impact of favorable reserve development, Casualty recorded a very nice 75 combined ratio.

Overall, our Property segment reflected declining premium of 15% consistent with our history of underwriting discipline we pulled back in certain lines such as marine and assumed reinsurance. We posted an 88 combined ratio as a result of a lack of catastrophes and favorable reserve development on previous years.

Meanwhile, the Surety segment continued its steady contribution to underwriting profit, turning in an 83 combined ratio. Premium was down slightly at 3%, which is relatively in line compared to recent quarters of being up or down a few points. Competitive forces in particular hamper growth in this generally high-margin space.

Turning to investments, there were a few positive trends during the quarter. While investment income was down 4% compared to the third quarter of 2012, it was modest by comparison to some of the double-digit declines that we’ve been experiencing as the investment portfolio turned over in the previously falling interest rate environment. From a total return standpoint, the fixed income portfolio posted a positive 0.9% return in the quarter as interest rates generally stabilized and our equity portfolio had a good quarter, up 3%.

Lastly, our equity investment in Maui Jim continued to add favorably to earnings, contributing 38% earnings growth over last year and 20% on a year-to-date basis.

To sum it up, the combination of underwriting and investment results drove operating earnings per share of $1.40 per share, up 40% from $1.02 per share last year. In summary, a positive quarter and first three quarters of 2013. I will now turn over to — the discussion over to Mike Stone.

Mike Stone:  Thanks, Tom. Good morning, everybody. An excellent underwriting quarter, 80 combined ratio by any standard, and we have rigorous standards here at RLI. First to talk a little bit about the segments.

Casualty — fairly salubrious environment, gross written premium up some 15% for the quarter and 19% for the year, a combined ratio of 75 for the quarter. Rates continued modest improvement from flat to up plus 15% with professional liability, EPG, which is our D&O, basically flat with commercial umbrella up some 15% and GL and transportation in the middle, 5% to 10%. We’ve taken some underwriting action on some of our GL book over the past 24 months and we’re starting to see a positive impact from that. New products continue to provide a nice uplift with medical malpractice providing some $12 million worth of premium year-to-date and $3.5 million in the quarter and security guards at roughly $2 million year-to-date and some $700,000 for the quarter.

Transportation was up some 60% in the quarter with rates up from 7% to 10%. As we continue to benefit from the disarray in this space and our continued, over the past 10-plus years, of underwriting discipline. Professional liability, that’s basically our non-medical malpractice, continues to grow both in the professional space and in the package space. It’s our professional and package business with professional contributing some $14 million worth of premium in the quarter and $39 million year-to-date, up some 42% for the year and 32% for the quarter as we continue to grow out that business. Package is providing some $28 million for the year and $9 million for the quarter as we continue to build out both our professional and package business and expect to continue to grow out these businesses, which should provide more steady, less volatile balance to our surplus lines of business, so a very positive casualty environment.

Property — environment less salutary than casualty, with some impending developments that could have a more pernicious impact on 1/1. So we have much alternative capital coming into the space. Reinsurance rates are projected to be down, which is both good and bad as that will put pressure on our direct property rates. RMS 11, lack of CAT events, and as we continued to re-underwrite several of our products, our gross written premium in the quarter was down 15% and down 2% year-to-date.

We continue to work on our habitational property, our reinsurance business, our assumed reinsurance business and our marine business. We have worked very hard on marine, but we think we’re starting to get it right. But we’re not showing the improvement quite yet. Also the Crop space, less premium than expected due to fewer re-plants. I won’t go into any more detail on that as I have in past quarters, but we would expect Crop to produce a small profit this year after a very difficult 2013. We did introduce a recreational vehicle product late last year that has produced some $8 million worth of gross written premium, somewhat offsetting the underwriting actions that I referred to earlier.

Surety — difficult competitive environment. It seems like we see a new competitor every month, every other month. By the way, we welcome the competition. And I’ll reiterate that it ain’t as easy as you might think. We have skilled professional, experienced underwriters at the helm of each one of our segments in surety, at each functional area, and we will do what is necessary to continue to outperform in this space over time. We’ll still be working away as some of these new entrants fall by the wayside.

Our gross written premium was down some 3% in the quarter, flat year-to-date. Oil and gas in commercial were off some 10% with contract and miscellaneous up a little bit less than 5%. Combined ratio of 83, very, very well underwritten book of business, and 83 combined ratio, a little off from last year but still excellent results in a very competitive environment.

Overall, a very good quarter, as we continue to develop new product initiatives and manage our existing products to produce industry-leading results. Thank you. With that I will turn it back to Aaron.

Aaron Jacoby:  Great, thanks Mike. We can now open the call up for any questions.

Operator:  [Operator Instructions]. Our first question comes from Randy Binner with FBR. Please go ahead.

Randy Binner:  Hey, thank you. Just a couple quick ones. I guess, first, on the booking ratio or kind of the current quarter loss picture, Casualty, I appreciate all the comments from Mike on how well Casualty seems to be going. But hoping to get a little more granularity on kind of what’s going on there because it’s — that would be a low level of booking ratio to model going forward and so just trying to understand kind of what led to that being so favorable this quarter?

Mike Stone:  This is Mike Stone. I’ll give you a little bit of color there. So our — part of our GL book that’s been a high loss ratio performer, we have reduced from some 50% of our book to some 30% of our book. And some — it was from some 25% of our overall Casualty premium down to 17%. And our lower loss ratio businesses, the packages, the professional liability and the medical professional liability, was increased as an overall portion of our book of business from 20% up to 25% year-over-year. So I think when you look at the increase in the lower loss ratio business and the decrease in the higher loss ratio business within that segment, that’s how we get to a lower overall booking ratio.

Randy Binner:  Okay. So business mix, it’s kind of better business, and that’s — I guess I’ve got two follow-ups. One, that habitational risk would be in the poor loss ratio category, is that right?

Mike Stone:  Correct. And you’re right, the answer usually is mix.

Randy Binner:  Can you hold the line on kind of keeping that mix going forward?

Mike Stone:  Well, it’s like anything else. We’re going to see where we think the opportunities are. But certainly we’re very committed to managing very carefully the habitational side of that GL book. We’re going to continue to grow our package and professional liability business. So I would suspect, unless rates really improve on the surplus lines of business that will continue to be a little bit bigger part of our overall casualty book of business as time goes forward.

So I think, yes, we’ll be able to hold the line on the bad performing GL business as we — I think we’ve demonstrated we’re willing to shrink, if necessary. And we think we’ve taken pretty aggressive action on that over the past 24 months. We’re starting to see some improvement there, but that’s never going to be easy business. So we have to get more rate if we’re going to write more of that.

Randy Binner:  Thank you. Just another quick one on Property. Was there, I mean, obviously, there is — that was a big move, and again I get the comments on the underwriting discipline there. But was there, in that move down in the premiums this quarter, was that one big case? Was there anything kind of unusual or one-time-ish that you would characterize in this quarter versus what we might expect going forward?

Tom Brown:  Randy, it’s Tom Brown. Are you talking about the decline in the gross premium or are you talking about the loss ratio?

Randy Binner:  Sorry if I wasn’t clear. I mean the decrease in the top-line, the gross and net written premium in property was significant. Just wondering if like a large case or something kind of lumpy, what you passed on to see that big a decrease?

Mike Stone:  Randy, a couple things. First, Crop is flat this year. It was up last year. Assumed reinsurance is down. Marine is down a bit. So, when you look at those three things, that takes into account most of that decrease.

Randy Binner:  Okay. Got it.

Mike Stone:  We’re also starting to see rates, while they’ve held up reasonably well up to now, but I can assure you they are starting to trend downward.

Randy Binner:  Okay, that’s perfect. Thank you.

Operator:  Thank you. We’ll take our next question from Adam Klauber with William Blair. Please go ahead.

Adam Klauber:  Good morning, everyone. Couple different questions. On the Casualty business, for sort of the core E&S general liability, umbrella-type business, I know the first six months the flow from — just the flow of submissions has been pretty good overall in the E&S market. Is that continuing in the third quarter or did you see it sort of plateau a bit?

Mike Stone:  No, it’s continuing Adam. We are still seeing increased submissions, probably not as significant as we saw earlier in the year, but it’s still north of where it was last year.

Adam Klauber:  Okay, okay. You know, on the transportation market, that market seems like it’s still, I guess evolving is a good way to put it. Are you seeing a lot of opportunities or does that market just need a lot more rate before you can grow a lot more there?

Mike Stone:  Well, I think the answer to your question — to both of your questions is yes. We are seeing more opportunities. And yes, a lot of the opportunities we see need significantly more rate. I mean, for example, just like this is anecdotal but it’s interesting. So we get a piece of business that has been with the market that’s under a bit of pressure submitted to us. And the broker says, well, we could accept a 50% rate increase. And our guy says we can’t do it for anything less than 300% rate increase. We’ve got to be careful about people saying they are getting rate increases. You know, 25% rate increase sounds like a lot, but if you need 300% it’s certainly not enough. We have experienced that in some of our habitational business.

We are a very disciplined transportation market, so when you see other companies in disarray and the ones that are talking about getting 25% and 30% rate increase, we’re not likely to see that kind of improvement but you’re also not going to see us decreasing rates. You’ll see us lose business. And as the market comes back to us, which it is, we’re not getting great rate increases, but we’re getting much more opportunities and we’re going to be able to get enough rate to make a reasonable return in that space.

Adam Klauber:  Okay. So hearing that is ultimately the issue that we’re seeing in the market, and again, we see it from the outside. Is it really more a matter of pure rate or are loss trends — loss trends being relatively negative also?

Mike Stone:  Loss trends are fairly benign. It’s not the loss trend, it’s rate...

Adam Klauber:  It’s the rate.

Mike Stone:  The transportation — particularly in transportation space, rates were driven down over the last three or four years. You know the markets better than I do, and you can’t hide forever. As our guy likes to say, how can they do it? He says they can’t. So it’s just a matter of time.

Adam Klauber:  Right, right. So I assume the habitational market is somewhat similar? That’s a market that could probably just use a lot more rate, if you see that rate there’s probably more potential for you. Is that a fair statement?

Mike Stone:  That’s fair, I think, Adam. What you see is big premium items attract a lot of attention and a lot of markets that seem like they — and again, we seem to trade these habitational accounts around and we think sometimes when we’re getting a 25% rate increase that’s great, but really it’s probably not. So we’ve raised — we try to get a 100% rate increase. Somebody comes in and takes it away from us for 30% or 40% and they think they’re doing great. Well, guess what? They will be back looking for more and wishing they hadn’t underwritten it. So that’s just tough business, so we need more rate overall.

Adam Klauber:  Okay. Just a couple technical numbers questions. The reserve release that I think you said, they really came from ‘07 through ‘12 years. Particularly on the Casualty, could you give us a hint were they more ‘07, ‘08, ‘09 or more 2010 through 2012 or pretty even across those years?

Tom Brown:  Adam, it’s Tom Brown. It’s fairly even, you might say there’s a little bit of a bump in what was it, I think ‘09.

Adam Klauber:  Okay. Okay. And then also on the accident year and Casualty, which Randy was talking about, was some of that — the low accident year, a reflection of what’s happened over the first nine months, or is it more of a reflection purely for this quarter?

Tom Brown:  Randy — Adam, its Tom. It really is mix, coupled with we do a pretty extensive reserve analysis with six months of data for the first half. And then obviously you see — you pick up some of that trend that you see in the first six months that gets reflective of the full nine-month results.

Adam Klauber:  Okay. Then finally on capital deployment, the market looks like it could be a tale of two cities right now with casualty, a lot of opportunities. Property look like it’s going to be a tough market. Are you going to keep your, I guess, the same view we’ve seen in the last couple of years that, if you have a fair amount of excess coming into the year, you look at the opportunities, a lot of that excess could go toward the special dividend?

Jon Michael:  Yeah. It’s Jon. We will continue to deploy capital the way that we have in the past. We are aggressively looking for opportunities in the marketplace and our first choice is to deploy the capital in our own business. If we have excess capital, we’ll give it back to the shareholders.

Adam Klauber:  Great, thank you very much.

Operator:  [Operator Instructions]. We’ll move next to Meyer Shields with KBW. Please go ahead.

Meyer Shields:  Thanks, good morning. If I can go back to the Casualty segment very briefly, is there a change in the tail of the lines of business that are now representing a higher percentage of what you’re writing?

Tom Brown:  Meyer, it’s Tom Brown. I don’t know if we see a distinct use of the tail. I don’t think we are seeing a real change in the tail. We talked a little bit about the habitational, that there was some mix. But I don’t think it’s discernible in the numbers.

Mike Stone:  So the only thing — this is Mike Stone again. The only thing I would add to that is transportation has become a bigger part and that’s a fairly shorter tail. But relatively, it’s not a — it’s a little bit more. Habitational can be short.

Meyer Shields:  Okay. On transportation, I guess in the second quarter there was some caution that maybe things were going to start softening up after two quarters. Is it fair to infer that that actually didn’t happen?

Mike Stone:  Meyer, I’m sorry, I don’t think we heard the first part of your question.

Meyer Shields:  I’m sorry. In the second quarter I think you quoted the transportation VP who said that maybe after two quarters the transportation market was probably going to start softening again. But with the growth in the third quarter I’m assuming that that’s actually not the case?

Mike Stone:  Yeah, Meyer, it’s Mike Stone. You know, I’m not always right. And that’s one of the times I’m glad I got it wrong. Again, our transportation leader is a fairly conservative guy; some might say a bit pessimistic, which is probably why he’s pretty successful in that space. He sees competition coming from every angle. And it’s the market has held up from our perspective better than we anticipated. Some of that, I think, was some of the disarrays I described from a — in a number of competitors over the past few quarters that I don’t think we anticipated all that.

So it’s a tougher business than people sometime thinks it is. So hopefully it will continue, but he was just in here this week. We were talking about the business, and he is — continues to be not the most optimistic guy in the world. But he still is — his submission — if you look at his submission activity, it’s up considerably. And in public, which is buses, truck, long-haul trucking and it’s commercial auto. It’s up in all three areas. So that bodes well.

Meyer Shields:  Okay. That’s good to hear. And two quick questions on the $150 million of senior notes. One, are you waiting till January to pay down $100 million? That’s just a short term modeling question. And can you sort of share your expectations of what you’re going to do with that extra $50 million?

Tom Brown:  Meyer, its Tom Brown. I think, right — you’ve raised a good question with respect to the pay down of $100 million. We are — we just finished the capital raise of $150 million early October here and we’re evaluating, what we just run it out to maturity in January of 2014 or pay it off earlier. But it really doesn’t make a big — too much of a difference when you get that close to the maturity date.

With respect to the other $50 million, I’ll start — you may have or Jon may want to add a comment or two. We took an — it was an attractive rate. We took advantage of it, raised a little more, gets us back to really historic norms in debt to capital ratio in the mid-teens. We felt good about that. It locks it in for an extended period. And with the environment we’re in and constantly looking at opportunities, we wanted to maintain some capital.

Meyer Shields:  Thanks so much.

Operator:  Thank you. We’ll take our next question from Ken Billingsley with Compass Point. Please go ahead.

Ken Billingsley:  Hi, good morning. Just wanted to follow-up on just kind of when you’re talking about rates in the competition. With the competition, how much is it a change between rates involving the policy forms themselves? Are you seeing people loosening up terms and conditions to get business?

Mike Stone:  Ken, this is Mike. Not by and large Ken. I think at this stage we’re not seeing too much degradation in terms and conditions, which is a good thing. We see some of it in the Surety side, where the companies are not requiring personal indemnity or not requiring some form of collateral that they were requiring before. So we’re seeing that in Surety. And like, I’ll just repeat what I said. Surety is not as easy as somebody might think it is. And if you start lessening your terms and conditions in that space, and remember, the loss ratio margins are pretty small, if you — because the expense ratio is quite high. And so I’d say in that space we’re certainly seeing it. And the rest of them, I think that Property, the deductible, the terms and conditions are staying fairly firm. And you’re going to see a little on the edges, but nothing really bad yet. And Casualty is pretty good.

Ken Billingsley:  The other question I have, just on rates — is this is very recent inflection point where the brokers’ comments on where rates are going are differing from maybe what’s coming from the underwriters? And you are one of the first ones to be able to comment on that. Do you see that there’s still going to be a difference between what the brokers are saying they are seeing and what you guys are reporting from a...

Mike Stone:  Yes.

Ken Billingsley:  And can you talk about maybe what’s likely driving that difference?

Mike Stone:  Well, I mean I think they — obviously, they have a different audience that they are speaking to. They have got in some instances much broader markets, people that are willing to do certain things. But I’ve heard those remarks as well. I’ve been on panels with those people as well. And all I can tell you is what we are seeing. And certainly, if you want to — we can all talk about a one-off deal. I mean, we wouldn’t write any business if we were always the highest, right? So there’s going to be a different — I hate to call it spin — but there’s going to be a different view on direction. And you know they are out fighting for business too, so we just have different views of things.

Ken Billingsley:  So would you say that, at least at this point, even the competition you are seeing from other underwriters doesn’t necessarily reflect the commentary coming from brokers regarding pricing?

Mike Stone:  Ken, I’m not going to interpret what other carriers are doing.

Ken Billingsley:  Okay, that’s fair.

Mike Stone:  Good try, though.

Ken Billingsley:  Thanks for taking my questions.

Operator:  Thank you. And it appears we have no further questions. I will now turn the conference back to Mr. Jonathan Michael for closing remarks.

Jon Michael:  Thanks again for joining us. Another good quarter, operating earnings per share of $1.40. We’re up 40% over last year’s third quarter on a combined ratio of 80; our year-to-date combined is about 83. And thanks to those of you who participated in our debt offering this past month. We think it was very successful and we’ll look forward to talking to you again next quarter. Thanks. Bye.

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